O.A. Exhibit 7.2

                       FIRST AMENDMENT TO OPTION AGREEMENT

        THIS FIRST AMENDMENT TO OPTION AGREEMENT ("First Amendment") is made and entered into as of the 2nd day of May, 1997, by and between Sulzur Intermedics Inc., a Delaware corporation (the "Company"), formerly known as Intermedics Inc., having a principal place of business at 4000 Technology Drive, Angleton, Texas, and Peter G. Dorflinger, a citizen of the State of Texas (the "Optionee"), residing at One Carolane Trail, Houston, Texas 77024- 5120,

                               W I T N E S S E T H

        WHEREAS, the Company and the Optionee are parties to that certain Option Agreement dated June 4, 1992 (the "Option Agreement");

        WHEREAS, the Company and the Optionee desire to amend the Option Agreement as hereinafter provided;

        NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this First Amendment agree as follows:

        1. The first whereas clause of the recitals in the Option Agreement is hereby amended by deleting same in its entirety and substituting therefor the following:

        "WHEREAS, the Company is the owner and holder of Four Hundred Forty-Seven Thousand Eight Hundred Thirty-Six (447,836) shares of common stock of Maxxim Medical, Inc., a Texas corporation, formerly known as Henley International, Inc., (the "Maxxim Medical Shares");

        2. The defined term, Henley Shares, is hereby deleted at each instance in which it appears in the Option Agreement and the term, Maxxim Medical Shares, defined in Paragraph 1 above is substituted therefor.

        3. Section 1 of the Option Agreement is hereby amended by deleting same in its entirety and substituting therefor the following:

                "SECTION 1. GRANT OF OPTION. The Company hereby grants to the Optionee the option (the "Option") to purchase the Maxxim Medical
        Shares at the exercise price of $13.80 per share (the "Option Price") on the terms and conditions set forth in this Agreement.

        4. Subsection (b) of Section 3 of the Option Agreement is
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hereby amended by deleting same in its entirety and substituting therefor the following:

                "(b) On exercise of this Option in whole or in part, the Optionee shall deliver to the Company an executed and completed "Notice of Exercise of Option" in the form attached to the First Amendment as Attachment 1 and either (i) the Option Price in the event the Optionee notifies the Company that he does not intend to immediately sell the Maxxim Shares acquired by exercising the Option or (ii) an executed and completed instruction letter in the form attached to this First Amendment as Attachment 2 in the event the Optionee notifies the Company that he intends to immediately sell the shares acquired by exercising the Option."

        5. Section 3 of the Option Agreement is hereby amended by redesignating subsections (c) and (d) as subsections (e) and (f), respectively, and adding new subsections (c) and (d) as follows:

                "(c) At the request of the Optionee, the Company will promptly deliver the Maxxim Shares to John R. Boyer Jr., Esq., Boyer, Ewing & Harris, The Coastal Tower, 9 Greenway Plaza, Suite 3100, Houston, Texas 77046, counsel to Maxxim Medical, and request that it remove any legends restricting the transfer of the Maximum Medical Shares and/or issue new certificates representing the Maxxim Medical Shares in the denominations designated by the Optionee.

                (d) At the request of the Optionee, the Company will promptly open an account with DLS Capital Partners, Inc. in the name of the Company at the Optionee's expense and deposit the Maxxium Medical Shares therein to facilitate the exercise of the Option by the Optionee and subsequent sale of the Maxxim Shares by the Optionee in an open market or private transaction. The Optionee hereby holds the Company harmless and releases the Company from and waives any and all claims, damages, and loss of whatever nature arising out of the actions or failures to act by DLS Capital Partners, Inc, except to the extent of the written instructions which the Company provides such firm."

        6. Subsection (a) of Section 4 of the Option Agreement is hereby amended by deleting same in its entirety and substituting therefor the following:

                "(a) approval by the Board of Directors of Maxxim Medical, Inc. ("Maxxim Medical") of a merger or consolidation of Maxxim Medical with, or into, another corporation as a result of which Maxxim Medical is not the surviving corporation; provided that the Option is exercised before the earlier of one hundred eighty (180) days after the effective date of the merger or consolidation or the expiration date of

                                       -2-
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        the Option;"

        7. Section 10 of the Option Agreement is hereby amended by deleting same in its entirety and substituting therefor the following:

                "SECTION 10. EARLY TERMINATION OF OPTION. Notwithstanding
        Section 3(a) or any other provision of this Agreement to the contrary, in the event the Maxxim Shares trade at an average of less than sixty percent (60%) of the Option Price for a period of ninety (90) consecutive days during the term of this Agreement, either party may elect to terminate this Agreement effective upon notice to the other party within twenty (20) days of the occurrence of said event. "

        8. The defined term, Henley, is hereby deleted at each instance in which it appears in the Option Agreement and the term, Maxxim Medical, defined in paragraph 4 above is substituted therefor.

        9. Unless expressly amended herein, all other provisions of the Option Agreement shall continue in full force and effect. Unless otherwise defined herein, all terms defined in the Option Agreement shall have the same meaning in this First Amendment.

        10. This First Amendment contains the entire agreement and understanding between the parties respecting the subject matter hereof and supersedes all prior and collateral agreements and understandings, regardless of form or nature, between the parties respecting the subject matter. No extension, modification, or supplement to this First Amendment will be effective unless made in writing signed by a duly authorized officer of the Company and the Optionee. This First Amendment will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This First Amendment may be executed in multiple counterparts, each of which will constitute an original, but all of the which together will constitute one and the same agreement. The validity, construction, and enforcement of this First Amendment and all matters related thereto or in connection therewith will be governed by the laws of the State of Texas.

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        The parties having read, understood and reached agreement on each and every provision, term, and condition in this First Amendment, acknowledge and confirm same by their signatures or that of their respective duly authorized officers below, as of the date first set forth above.

                                    SULZER INTERMEDICS INC.


                                    A. BUCHEL /s/
                                    Andre P. Buchel, Sole Director


                                    PETER G. DORFLINGER /s/
                                    Peter G. Dorflinger

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                                  ATTACHMENT 1

                          NOTICE OF EXERCISE OF OPTION

TO:     Sulzer Intermedics Inc.
        4000 Technology Drive
        Angleton, Texas 77515

Attention: President

        The undersigned, pursuant to the Option Agreement dated June 4, 1992, by and between Intermedics Inc. and Peter G. Dorflinger herby exercises his Option to the extent of ________shares of Maxxim Medical, Inc. common stock as provided herein.

        The Option Price for such shares is enclosed by check made payable to Intermedics in the amount of $ __________ or, together with Federal income tax withholding requirements, is to be withheld from the proceeds of sale and delivered to Sulzer Intermedics pursuant to the instruction letter attached and executed by the Optionee.

        The undersigned requests that the Maxxim Shares to be transferred pursuant the exercise of the Option be:

        _____ assigned, transferred, conveyed, issued, and delivered him as set forth below.

        _____ sold pursuant to the instruction letter executed by the Optionee and delivered with this Notice.

Dated:__________________


                                            Peter G. Dorflinger
                                            One Carolane Trail
                                            Houston, Texas 77024-5120

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                                  ATTACHMENT 2

                      TRANSMITTAL LETTER TO BROKERAGE FIRM

                                     [DATE]


VIA FEDERAL EXPRESS

DLS Capital Partners, Inc.
3860 W. Northwest Highway, Suite 401
Dallas, Texas 75220

        Re: Common shares of Maxxim Medical, Inc. ("Maxxim Medical Shares") in Account No._______________

Dear _____________:

        The Maxxix Medical Shares in the referenced account are subject to an option in favor of Peter G. Dorflinger which Mr. Dorflinger has exercised to the extent of __________ shares.

        You are hereby instructed to sell ______________Maxxim Medical Shares pursuant to market, limit, stop order, stop loss, all or none, or do not reduce orders as specified by Mr. Dorflinger verbally or in writing and remit directly to Sulzer Intermedics from the proceeds of the sale an amount equal to $13.80 per share times number of shares sold ($ ________ ) plus ____% to cover Sulzer Intermedics Federal tax withholding obligations. You are hereby further instructed to pay to balance of the proceeds less commissions or fees, if any directly to Mr. Dorflinger or as he instructs. All unsold Maxxim Medical Shares shall remain in Sulzer Intermedics Inc.'s account.

                                            Very truly yours,

                                            Sulzer Intermedics, Inc.

                                            Nicholas A. Loiacono
                                            Treasurer

                                            and

                                            Peter G. Dorflinger

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